EXHIBIT 10.3

NEW CENTURY FINANCIAL CORPORATION
KEY EMPLOYEE INCENTIVE PLAN

PLAN OBJECTIVE:
The New Century Financial Corporation Executive Incentive Plan (the “Plan”) is designed to maximize assets available for distribution to creditors by providing incentives to certain key employees of New Century Financial Corporation (the “Company”) to maximize the consideration received by the Company upon the consummation of the sale of the (i) Company’s servicing assets and servicing platform pursuant to that certain agreement Asset Purchase Agreement with Carrington Capital Management, LLC and its affiliate, dated April 2, 2007, or the overbid process contemplated therein (the “Servicing Assets Sale”) (ii) certain mortgage loans originated by the Company, as well as residual interests in certain securitization trusts owned by the Company pursuant to that certain Asset Purchase Agreement with Greenwich Capital Financial Products, Inc., dated April 2, 2007, or the overbid process contemplated therein (the “Mortgage Assets Sale”) and (iii) the Company’s wholesale, retail and other financial asset classes (other than tax refunds and assets included in the Servicing Assets Sale and the Mortgage Assets Sale) (the “Other Assets Sale”).

ELIGIBLE EMPLOYEES:
The Plan covers the employees of the Company and its subsidiaries listed on the tables titled “Tier I Employees” (the “Tier I Employees”), “Tier II Employees” (the “Tier II Employees”), “Tier III Employees” (the “Tier III Employees”) and “Tier IV Employees” (the “Tier IV Employees”) (collectively, the “Plan Participants”), each attached as part of Exhibit A hereto (“Exhibit A”). Plan Participants will be eligible to participate in and receive that share, if any, of those Plan Pools (as defined below) as has been set forth opposite their name on Exhibit A, with the entitlement to any award subject to the other terms and conditions of the Plan as set forth herein.

All payments under the Plan shall be in lieu of any other performance bonus or retention compensation under any other plan, program, agreement, applicable law or policy otherwise applicable to the Plan Participants by the Company or any of its subsidiaries (collectively, the “Debtors”). As a condition precedent of any obligation of the Company to make any payment to a Plan Participant under the Plan, the Plan Participant shall, prior to or upon the date that such payment is made to the Plan Participant, be required to fully execute and return to the Company a general release and waiver of claims, excluding those claims specifically excepted from the release and waiver as described therein, in substantially the form attached hereto as Exhibit B. The Company shall have no obligation to make any payment under the Plan and shall not make any payment to any Plan Participant that does not satisfy such release requirement or who otherwise revokes such release within any revocation period afforded by applicable law.

PLAN POOLS:
The amounts contributed (each a “Contribution”) by the Company, if any, to make payments under the Plan (the “Plan Pools”) shall be based on the liquidation prices received for sales (the “Sales”) of the Company’s various assets and shall be calculated as follows:

Servicing Assets Sale Pool
The Contribution to the Servicing Assets Sale Pool, if any, upon the consummation of the Servicing Assets Sale (the “Servicing Assets Sale Contribution”) will be calculated based on the extent to which the ratio of (i) the net liquidation price to (ii) the principal amount of loans held by securitization trusts and third party whole loan purchasers for which the Company has mortgage service rights (such ratio, “BPS”) equals or exceeds 50.0. There will be no Servicing Asset Sale Contribution if BPS is less than 50.0. If BPS is equal to 50.0, the Servicing Assets Sale Contribution will be $710,581. If BPS is greater than 50.0, the Servicing Assets Sale Contribution will be increased proportionately e.g. if BPS is 57.5 (115% of 50.0), the Servicing Assets Sale Contribution will be $817,168 (115% of $710,581).

Mortgage Assets Sale Pool
The Contribution to the Mortgage Assets Sale Pool, if any, upon the consummation of the Mortgage Assets Sale (the “Mortgage Assets Sale Contribution”) will be based on the extent to which the liquidation price (the “Mortgage Assets Sale Price”) equals or exceeds $47,250,000. There will be no Mortgage Asset Sale Contribution if the Mortgage Assets Sale Price is less than $47,250,000. If the Mortgage Asset Sale Price is equal to $47,250,000, the Mortgage Asset Sale Contribution will be $222,190. If the Mortgage Asset Sale Price is greater than $47,250,000, the Mortgage Assets Sale Contribution will be equal to $222,190 plus 2% of the amount by which the Mortgage Asset Sale Price exceeds $47,250,000 e.g. if the Mortgage Assets Sale Price is $54,337,500, the Mortgage Assets Sale Contribution will be $363,940 ($222,190 + (($54,337,500 – $47,250,000) X 2%)).

Other Assets Sale Pool
The Contribution to the Other Assets Sale Pool, if any, upon the consummation of the Other Assets Sale (the “Other Assets Sale Contribution”) will be based on the extent to which the liquidation price (the “Other Assets Sale Price”) equals or exceeds the Other Assets Sale target price set forth on Exhibit C (the “Target Price”). There will be no Other Assets Sale Contribution if the Other Assets Sale Price is less than the Target Price. If the Other Asset Sale Price is equal to the Target Price, the Other Asset Sale Contribution will be $786,340. If the Other Assets Sale Price is greater than the Target Price and equal to or less than $37,375,000, then the Other Assets Sale Contribution will be equal to $786,340 plus 2.5% of the amount by which the Other Assets Sale Price exceeds the Target Price, e.g. if the Other Assets Sale Price is $X, which exceeds the Target Price but is equal to or less than $37,375,000, the Other Assets Sale Contribution will be calculated as follows: Other Assets Sale Contribution = ($786,340 + (($X – Target Price) X 2.5%)) (the “2.5% Contribution”). If the Other Assets Sale Price is greater than the Target Price and greater than $37,375,000, then the Other Assets Sale Contribution will be equal to $786,340 plus the 2.5% Contribution plus 6% of the amount by which the Other Assets Sale Price exceeds $37,375,000, e.g. if the Other Assets Sale Price is $Y, which exceeds the Target Price and $37,375,000, the Other Assets Sale Contribution will be calculated as follows: Other Assets Sale Contribution = ($786,340 + 2.5% Contribution + (($Y – $37,375,000) X 6%)).

PLAN PAYMENTS:
Awards will be paid within 50 days following the consummation of each respective Sale; provided, however, that if any portion of the sales price for any of the asset classes is held back or subject to an escrow (each a “Holdback”) by the purchaser thereof, a proportionate percentage of the contribution to the Plan Pool for that asset class will be held back by the Company and will be contributed to such Plan Pool, if at all, at such time as the purchaser delivers payment of the Holdback, with the related awards being paid to the Plan Participants within 50 days thereafter.

TERMINATION OF EMPLOYMENT:
Awards under the Plan are offered as discretionary incentive amounts. If a Plan Participant voluntarily terminates employment or is terminated “for cause”, such Plan Participant will not thereafter be entitled to any unpaid awards, including for unpaid awards related to Holdbacks as described above. In the event a Plan Participant’s employment is terminated by the Company or one of its subsidiaries other than “for cause”, the Participant will be entitled to any unpaid awards.

Additionally, if there is any ongoing investigation by the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) into the actions or omissions of a Plan Participant at the time such Plan Participant becomes entitled to any Incentive Bonus under the Plan, which could result in the Company having the right to terminate such Plan Participant “for cause”, the Company will be entitled to delay payment of such bonus (without any interest accruing thereon) until the matter is determined by the Audit Committee. If the Company would have the right to terminate such Plan Participant “for cause” based on the findings of the Audit Committee, then the Company will not be obligated to make and will not make any payments of such bonus (even if such Plan Participant’s employment had terminated for other reasons) to such Plan Participant.

For purposes of the Plan, the term “for cause” means, either before or after the adoption of the Plan:

•	Commission of a crime against the Company or its affiliates, customers or employees, whether prosecuted or not;

•	a finding by the Audit Committee that the Plan Participant engaged in willful misconduct, or was grossly negligent, in the performance of his or her duties;

•	Conviction of (or pleading guilty or nolo contendere to, or entering a similar plea to) any other crime or violation of law, statute or regulation that creates an inability to perform job duties;

•	Failure or inability to perform job duties due to intoxication by drugs or alcohol during working hours;

•	A material and direct conflict of interest, not specifically waived in advance by the Company;

•	Unauthorized use or disclosure of confidential information that belongs to the Company or its affiliates, customers or employees;

•	Habitual neglect of duties or repeated absences from work;

•	Refusal to follow the instructions of a supervisor or the Board (or a committee thereof); or

•	Other material misconduct including, but not limited to: falsification of Company records; theft; sexual harassment; or possession of firearms, controlled substances or illegal drugs on Company premises or while performing Company business.

FURTHER ACTIONS:
As a condition to each Plan Participants participation in the Plan, such Plan Participant shall agree to take such further actions as are reasonably requested by the Company, including such actions as the Company may request subsequent to the termination of such Plan Participant’s employment with the Company or its subsidiaries, as the case may be, to assist the Company and its subsidiaries in the conduct of the bankruptcy cases filed under chapter 11 of the United States Bankruptcy Code to which they are currently parties.

CHANGE OF ADDRESS:
The Plan Participants shall be responsible for notifying the Company of any change of address before payment is made by mail notification to [Name].

NO PROMISE OF CONTINUED EMPLOYMENT, FULL-TIME ATTENTION, AND GOOD STANDING:
The Plan and any Plan Participant’s selection as a participant in the Plan does not, and is in no manner intended to constitute, a promise of employment for any period of time or to change a Plan Participant’s status, if applicable, as an at will employee subject to termination of employment by his or her employer at any time for any reason.

TAXES:
All payments will be subject to standard withholding and deductions. Neither the Company nor any of its subsidiaries, officers or agents makes or has made any representation about the tax consequences of any payments or benefits offered by the Company to any Plan Participant under the Plan.

SEVERABILITY:
If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Plan and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Any waiver of or breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

CHOICE OF LAW AND VENUE:
The Plan will be governed by the laws of the State of California, notwithstanding that State’s conflict of law provisions. The Company and each of the Plan Participants shall irrevocably and unconditionally consent to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Company and each of the Plan Participants shall irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of or related to the Plan in the Bankruptcy Court and shall further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum.

ENTIRE AGREEMENT AND AMENDMENT:
This document constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan and may only be modified in writing signed by an authorized officer of the Company. Any agreement between any Plan Participant and the Company or any of its subsidiaries with regard to the Plan and its subject matter is superseded in its entirety by this document.

NO ASSIGNMENT:
The rights of a Plan Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent or distribution.